Exhibit 99.I

PURCHASE AGREEMENT

Pricing Terms and Closing Arrangements

Seller: Caledonia Investments PLC	Issuer (ticker): KZL

Common Stock of Issuer (the “Shares”): 700,000	Per Share purchase price: 500,000 shares at $57.82 and 200,000 shares at $58.50

Aggregate Purchase Price: $40,610,000	Closing Time: 12:00 on Monday, June 20, 2005

The Seller agrees with Deutsche Bank Securities Inc. (“Deutsche Bank”) that Seller shall sell and Deutsche Bank shall purchase the Shares on the terms and subject to the conditions set forth in this Agreement.

Payment for the Shares is to be made in Federal (same day) funds to an account designated by the Seller against delivery of certificates therefor to the Deutsche Bank. Such payment and delivery are to be made through the facilities of The Depository Trust Company at the Closing Time or at such other time and date as Seller and Deutsche Bank shall agree upon.

Closing Conditions, Representations and Warranties and Indemnity

Deutsche Bank’s obligations under this Agreement are subject to the conditions specified in Annex I, and the Seller shall indemnify Deutsche Bank to the extent specified in Annex I.

The Seller makes the representations and warranties and provides the undertakings specified in Annex II.

Notices, Rights of Third Parties, Governing Law and Counterparts

No statement, notice or waiver under, or amendment to, this Agreement shall be valid unless it is in writing and, in the case of amendments, executed by each party. Notices shall be delivered by facsimile as indicated below.

This Agreement shall be binding upon, and inure solely to the benefit of, Deutsche Bank and the Seller and their respective successors and permitted assigns and, to the extent provided herein, their directors, officers, employees and controlling persons and no other person shall acquire or have any rights under or by virtue of this Agreement. Time shall be of the essence in this Agreement, and neither party may assign any of its rights or obligations under this Agreement to any other party.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York, and the parties agree that the State and Federal courts located in New York County are the most appropriate and convenient courts to hear any dispute under or arising out of this Agreement and, accordingly, submit to the exclusive jurisdiction of such courts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

DEUTSCHE BANK SECURITIES INC.		SELLER Seller’s Legal Name: Caledonia Investments plc

By:	/s/ BRADLEY S. MILLER	By:	/s/ GRAEME P. DENISON
Name:	Bradley S. Miller	Name:	Graeme P. Denison
Title:	Director	Title:	Company Secretary
Date:	6/17/05	Date:	6/17/05
Facsimile for Notices:		Facsimile for Notices:
Attn:		Attn:

Annex I

Conditions

The obligations of Deutsche Bank under this Agreement are subject to the conditions set forth below. Deutsche Bank may waive, in its sole discretion, any of these conditions by written notice to the Seller.

Delivery of the Shares. The Shares shall be delivered at the Closing Time in accordance with the terms of this Agreement.

Accuracy of Seller’s Representations and Warranties. Each of the representations and warranties of the Seller shall have been correct when given or made and shall be correct in all material respects at the Closing Time as though it had been given or made at the Closing Time, and, if requested, Deutsche Bank shall have received a certificate of an executive officer or director of the Seller confirming satisfaction of this condition.

No Force Majure Event Has Occurred. None of the following events shall have occurred between the date of this Agreement and the Closing Time: (A) a suspension of trading generally on the New York Stock Exchange or a limitation on prices (other than limitations on hours or numbers of days of trading) for securities on the New York Stock Exchange, (B) any outbreak or escalation of hostilities or declaration of war or national emergency or other national or international calamity or crisis or change in economic or political conditions if the effect of such outbreak, escalation, declaration, emergency, calamity, crisis or change on the financial markets of the United States would, in Deutsche Bank’s reasonable judgement, make it impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares, or (C) the declaration of a banking moratorium by United States or New York State authorities.

In the event that Seller shall not have delivered the Shares as required, or any of the above conditions shall not have been satisfied (or waived in writing), by or at the Closing Time, Deutsche Bank shall not be bound to proceed with any purchase of the Shares and this Agreement shall cease to have effect, except for the liability of the Seller arising before or in relation to such termination and as otherwise provided herein, provided that, if the Seller delivers less than all of the Shares by or at the Closing Time, Deutsche Bank shall also have the option to effect the purchase of any number of such Shares as are delivered at the agreed purchase price per share, but such partial purchase shall not relieve the Seller from liability for its default with respect to the Shares not purchased.

Indemnification

The Seller agrees to indemnify and hold harmless Deutsche Bank against any losses, claims, damages, demands or liabilities to which Deutsche Bank may become subject in so far as such losses, claims, damages or liabilities (or actions in respect hereof) relate to or arise out of any breach or alleged breach of the terms of this Agreement or as a result of any of the representations and warranties of the Seller being, or alleged to be, untrue or misleading in any respect. This indemnity shall not, however, apply to the extent that it is finally judicially determined that such losses, claims, damages or liabilities resulted primarily from Deutsche Bank’s willful default. The Seller agrees to reimburse Deutsche Bank promptly for any duly itemized expenses (including reasonable counsel’s fees) reasonably incurred by Deutsche Bank in connection with investigating or defending any such action or claim. The indemnification obligations of the Seller are in addition to any liability the Seller may otherwise have and shall extend, upon the same terms and conditions, to the respective directors, officers, employees and controlling persons of Deutsche Bank. The indemnification obligations of the Seller shall survive termination of this Agreement.

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Annex II

Representations & Warranties; Undertakings

The Seller represents and warrants to, and agrees with, Deutsche Bank that:

This is a Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and legally binding agreement of the Seller.

Seller Has All Necessary Approvals to Sell the Shares. All consents, orders, approvals, and other authorizations, whether governmental, corporate or other, necessary for the execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby have been obtained or made and are in full force and effect.

The Sale Does Not Conflict with the Seller’s Other Agreements or Applicable Laws. The compliance by the Seller with all of the provisions of this Agreement will not conflict with, result in a breach or violation of, or constitute a default under: (A) the terms of any agreement or instrument to which the Seller or its subsidiaries is a party or by which it or any of its or their properties or assets is bound, other than the terms of any such agreements or instruments from which the Seller has obtained a waiver; or (B) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, the Seller, its assets or its properties.

Registration Under the Securities Act. The sale of the Shares is exempt from registration under the U.S. Securities Act of 1933, as amended, provided the representation letter of Deutsche Bank in connection with this transaction is true and accurate as of the date executed.

Seller Will Transfer Good and Valid Title to the Shares, Free of Restrictions . The Seller has good and valid title to the Shares free and clear of liens, encumbrances, equities or claims; and upon delivery of the Shares to Deutsche Bank, pursuant to this Agreement, good and valid title to the Shares, free and clear of liens, encumbrances, equities or claims, will pass to Deutsche Bank.

The Seller has not Manipulated the Price of any of the Issuer’s Securities. Neither the Seller nor anyone acting on its behalf has made or will make bids for, or purchases of, any security (A) for the purpose of creating actual or apparent trading in, or of raising the price of, any security of the Issuer or (B) which are designed to cause, have caused, or might reasonably be expected to cause, manipulation of the price of any security of the Issuer.

The Seller is not Violating “Insider Trading” Laws. The Seller does not have any material non-public information concerning the Issuer, the sale of the Shares hereunder will not, to the knowledge of Seller, constitute a violation by Seller of Rule 10b-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) or any other applicable law prohibiting “insider dealing” in securities and the sale of Shares by the Seller is not prompted by any material information concerning the Issuer which is not disclosed in the Issuer’s filings under the Securities Exchange Act of 1934, as amended.

The Seller undertakes to immediately notify Deutsche Bank in writing if any of its representations or warranties was not correct when made or ceases to be correct prior to the Closing Time.

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